Exhibit 23.1



Beard Miller
Company LLP
--------------------------------------------
Certified Public Accountants and Consultants



            Consent of Beard Miller Company LLP, Independent Auditors



We consent to the incorporation by reference in the registration statements on Form S-8 pertaining to the Fidelity Bancorp, Inc.'s 1998 Stock Compensation Plan filed January 25, 1999 (Registration Statement No. 333-71145), the 1997 Employee Stock Compensation Program filed March 12, 1998 (Registration Statement No. 333-47841), the 1993 Employee Stock Compensation Program and the 1993 Directors' Stock Option Plan filed May 2, 1997 (Registration Statement No. 333-26383), the 2000 Stock Compensation Plan filed January 19, 2001 (Registration Statement No. 333-53934), the 2001 Stock Compensation Plan filed on January 29, 2002 (Registration Statement No. 333-81572), and the 2002 Stock Compensation Plan filed on February 26, 2003 (Registration Statement No. 333-103448) of our report dated November 19, 2004 relating to the consolidated statement of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended September 30, 2004 which report appears in the September 30, 2004 annual report to shareholders and incorporated by reference in Form 10-K of Fidelity Bancorp, Inc.


                                             /s/Beard Miller Company LLP


Pittsburgh, Pennsylvania
December 28, 2004